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                                                                    EXHIBIT 10.1

                              SETTLEMENT AGREEMENT

                                   I. PARTIES

         This Settlement Agreement and Release (Agreement) is entered into between the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the United States Department of Health and Human Services (OIG-HHS) and the TRICARE Management Activity (TMA), a field activity of the Department of Defense, acting through the General Counsel of TMA (collectively, the United States); American HomePatient, Inc. (AHOM, Inc.); American HomePatient, Inc., Delaware (AHOM Delaware); and Kenneth E. Hollis. Hereafter, all of the above individuals and entities are referred to as the Parties.

                                  II. PREAMBLE

         As a preamble to this Agreement, the Parties agree to the following:

         A. AHOM, Inc. is a corporation that is incorporated, and whose principal place of business, is in Tennessee. AHOM Delaware is a corporation that is incorporated in Delaware and that shares the same principal place of business as AHOM, Inc. in Brentwood, Tennessee. Collectively, AHOM, Inc. and AHOM Delaware shall be referred to herein as the AHOM Companies. The AHOM Companies provide medical equipment and supplies to the


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public, including persons insured under Federal health care programs. The AHOM
Companies have hundreds of branch locations nationwide.

         B. Kenneth E. Hollis (the relator) is an individual resident of Kentucky. In 1997, the relator filed a qui tam action in the United States District Court for the Western District of Kentucky entitled United States ex rel. Kenneth E. Hollis v. American HomePatient, Inc., American HomePatient, Inc., Delaware, and Jesse & Jesse Enterprises, Inc. (the Civil Action). From 1983 until approximately March 1998, relator was employed by the AHOM
Companies or Respro, Inc., an entity whose assets were purchased by the AHOM Companies. Hollis most recently held the position of billing manager of the AHOM Companies' Kentucky Regional Billing Center.

         C. The United States contends that the AHOM Companies submitted or caused to be submitted claims for payment to: the Medicare program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. ss.ss. 1395-1395ggg, the Medicaid program, Title XIX of the Social Security Act, 42
U.S.C. ss.ss. 1396-1396v, and the TRICARE program (also known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), 10 U.S.C. ss.ss. 1071-1109.


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         D. The United States contends that it has certain civil claims against the AHOM Companies under the False Claims Act, 31 U.S.C. ss.ss. 3729-3733, and other Federal statutes and/or common law doctrines, for engaging in the following conduct (hereinafter referred to as the Covered Conduct) during the period from January 1, 1995 through December 31, 1998:

         (a) billing the Medicare, Medicaid, or CHAMPUS programs for the service of providing medical equipment or supplies to patients when, in fact, the AHOM Companies had falsified documentation, or otherwise did not possess or retain complete and accurate documentation, demonstrating that these services were (i) duly ordered, prescribed, or recommended for use by the patients' attending/prescribing physicians; (ii) furnished to the patients exactly as ordered, prescribed or recommended by the patients' attention/prescribing physicians, (iii) medically necessary as required by the rules and regulations of Medicare, Medicaid and/or the CHAMPUS programs; (iv) furnished to patients who had duly authorized the AHOM Companies to bill and collect reimbursement for the claimed items directly from Medicare, Medicaid and/or the CHAMPUS program; (v) delivered to the patients on or before the date(s) for which the United States was billed for the services; and/or


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         (vi) delivered to the patients on the date the patients'
         order/prescribing physicians intended the patients to begin using the prescribed items;

         (b) providing remuneration, such as free or discounted medical supplies, equipment, goods or services, to physicians, hospitals, and/or other health care providers or potential referral sources in exchange for referrals of patients to the AHP Companies; and

         (c) entering into management contracts and/or joint ventures with hospitals, physicians and other health care providers and subsequently filing claims to the United States government for items and services furnished to patients resulting from referrals made in exchange for illegal remunerations.

         E. The United States also contends that it has certain administrative claims against the AHOM Companies under the provisions for permissive exclusion from the Medicare, Medicaid and other Federal health care programs, see e.g., 42 U.S.C. ss. 1320a-7(b) and 32 C.F.R. 199.9 (f), and the provisions for civil monetary penalties, 42 U.S.C. ss. 1320a-7a, for the Covered Conduct.



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         F. The AHOM Companies deny the contentions of the United States, as set forth in Paragraphs D and E above. The parties agree that no provision of this Agreement nor any consideration exchanged pursuant to this Agreement constitutes an admission by the AHOM Companies that they engaged in, or violated any law in connection with, the Covered Conduct.

         G. In order to avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth below.

                            III. TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

         1. The AHOM Companies agree to pay to the United States the total sum of seven million dollars ($7,000,000.00) plus interest (hereafter the Settlement Amount). The payments shall be made as follows:

         a. The AHOM Companies shall pay three million dollars ($3,000,000.00) of the Settlement Amount no later than the effective date of this Agreement (hereafter, the First Payment). Subsequent to making the First Payment, the AHOM Companies shall



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be responsible for making a Second, Third, Fourth and Fifth Payment
(collectively, Installment Payments) to pay the remainder of the Settlement Amount. No later than thirty three (33) months after the effective date of this Agreement, the AHOM Companies shall pay the sum of five hundred thousand dollars ($500,000.00), plus interest, as discussed in Subparagraph b. below (hereafter, the Second Payment). No later than forty three (43) months after the effective date of this Agreement, the AHOM Companies shall pay the sum of five hundred thousand dollars ($500,000.00), plus interest, as discussed in Subparagraph b. below (hereafter, the Third Payment). No later than forty nine (49) months after the effective date of this Agreement, the AHOM Companies shall pay the sum of one million dollars ($1,000,000.00), plus interest, as discussed in Subparagraph
b. below (hereafter, the Fourth Payment). Finally, no later than fifty seven
(57) months after the effective date of this Agreement, the AHOM Companies shall pay the sum of two million dollars ($2,000,000.00), plus interest, as discussed in Subparagraph b. below (hereafter, the Fifth Payment). All of the above payments shall be made by electronic funds transfer pursuant to written instructions to be provided by William F. Campbell (or his designee or successor), Assistant United States Attorney for the Western District of Kentucky, Louisville,



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Kentucky. With respect to the First Payment only, (i) the AHOM Companies shall set up an interest-bearing account (First Payment Interest Bearing Account) in a financial institution, in the name, and for the sole benefit, of the United States; (ii) pay the First Payment entirely into the First Payment Interest Bearing Account; (iii) prior to the time that the AHOM Companies make the First Payment, they shall direct the financial institution in which the First Payment Interest Bearing Account is opened to transfer all funds in that Account, on the first business day after 90 days has elapsed from the time that the payment is made, by electronic funds transfer pursuant to written instructions to be provided by the afore-mentioned William F. Campbell (or his designee or successor); and (iv) the AHOM Companies shall retain no rights to withdraw any funds from the First Payment Interest Bearing Account, or otherwise exercise control over that Account, once the First Payment is made.

         b. The amounts due to be paid by the AHOM Companies with regards to the Installment Payments shall bear simple interest at the Current Value of Funds Rate (CVFR), which is established by the U.S. Department of Treasury, pursuant to 31 U.S.C. ss. 3717, on the outstanding balance accrued from the effective date of this Agreement. Any changes to the CVFR that occur during



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the period prior to the time that the outstanding balance is completely paid shall be incorporated into the calculation of the accrued interest owed by the AHOM Companies. Interest on the outstanding balance that accrues by the date that the Second Payment becomes due shall be paid by that date. Similarly, interest on the balances that remain when each of the subsequent Installment Payments are made, and that accrues by the dates that these subsequent Installment Payments become due, shall be paid by these latter dates. There will be no prepayment penalty should the AHOM Companies discharge the obligations set forth in this Paragraph 1 earlier than scheduled, although interest on any outstanding balance which is the subject of any prepayment shall accrue from the effective date of this Agreement through the date of the prepayment.

         c. The AHOM Companies' obligations to make the Installment Payments described in Subparagraph a. above shall be represented by a single promissory note in the form attached hereto as Exhibit 1, which is incorporated by reference herein.

         d. The payment obligations described in this Paragraph 1 shall be binding not only upon the AHOM Companies but also upon all successors and assigns of the AHOM Companies.

         2. The United States agrees that, pursuant to 31 U.S.C.


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ss. 3730(d)(1), the relator's share of the Settlement Amount is sixteen and two-thirds (16 2/3) percent of the recoveries under this Agreement. Pursuant to 31 U.S.C. ss. 3730, the United States will pay to relator his pro rata share of sixteen and two-thirds (16 2/3) percent of the United States' recoveries pursuant to this Agreement after the United States receives each partial payment of the Settlement Amount from the AHOM Companies. The United States will hold in trust for the relator the latter's share of each partial payment of the Settlement Amount and then pay the relator his share as follows: (i) in the case of the First Payment, the United States shall make the payment within a reasonable period of time after receipt by the United States of the funds in the First Payment Interest Bearing Account, and (ii) in the case of any Installment Payment, the United States shall make the payment within a reasonable period of time after 91 days have elapsed from the time that the United States receives the funds; provided, however, that in the event that any of the AHOM Companies or any of their subsidiaries files for, or is otherwise placed into bankruptcy prior to 91 days after the AHOM Companies make a particular payment to the United States pursuant to the specifications set forth in Paragraph 1 above, the United States shall not be required to turn over any funds to the relator until a reasonable period of time has


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elapsed after a final non-appealable order has been issued by the bankruptcy court that the transfer of money to the United States was not an avoidable transfer under Section 547 of the United States Bankruptcy Code, 11 U.S.C. ss.
547. The relator shall provide to Assistant United States Attorney William F. Campbell (or his designee or successor) wire transfer information to allow the relator's share to be paid by wire transfer. The United States shall not be obligated to pay relator his respective pro rata share unless and until receipt by the United States of the respective First Payment and Installment Payments of the Settlement Amount.

         3. Subject to the exceptions in Paragraph 6 below, in consideration of the obligations of the AHOM Companies set forth in this Agreement, and conditioned upon the AHOM Companies' fulfillment of their obligations to make the payments required under Paragraph 1 above as these payments become due, the United States, on behalf of itself, its officers, agents, agencies and departments, agrees to release the AHOM Companies, together with their current and former parent corporations, each of their direct and indirect subsidiaries, brother or sister corporations, divisions, affiliates, and the successors and assigns of any of them (the Released Entities), from any civil or administrative monetary claim that the United States has or



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may have under the False Claims Act, 31 U.S.C. ss.ss. 3729-3733, the Program
Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812, the Civil Monetary Penalties Law, 42 U.S.C. ss. 1320a-7a, or the common law theories of payment by mistake, unjust enrichment, restitution, recoupment, constructive trust, breach of contract and fraud, for the Covered Conduct. Though the AHOM Companies have been made aware that the United States is currently investigating the AHOM Companies' conduct after December 31, 1998, the Covered Conduct includes conduct during the period from January 1, 1995 through December 31, 1998, and does not include any conduct occurring after December 31, 1998.

         4. In consideration of the obligations of the AHOM Companies set forth in this Agreement, and conditioned upon the AHOM Companies' fulfillment of their obligations to make the payments required under Paragraph 1 above as these payments become due, the TMA agrees to release and refrain from instituting, directing, or maintaining any administrative claim or any action seeking permissive exclusion from the TRICARE program against the Released Entities under 32 C.F.R. ss. 199.9 for the Covered Conduct, except as reserved in Paragraph 6 below, and as reserved in this Paragraph. The TMA expressly reserves all rights to comply with any regulatory obligations to exclude the AHOM Companies from the TRICARE program under 32


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C.F.R. ss.ss. 199.9 (f)(1)(i)(A), (f)(1)(i)(B), (f)(1)(i)(D), and (f)(1)(iii),
based upon the Covered Conduct. Nothing in this Paragraph precludes the TRICARE program from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in Paragraph 6, below.

         5. Conditioned upon the AHOM Companies' and the United States's fulfillment of their respective obligations to make the payments required under Paragraph 1 above as these payments become due, and subject to the exceptions provided for in Paragraph 21 below, the relator, and his attorneys, for themselves, their heirs, successors and assigns, will release and will be deemed to have released and forever discharged:

            (1) the Released Entities from any claims the relator or his attorneys have or may have that arise under or relate to any of the allegations in the Civil Action and/or the Covered Conduct, including, all claims pursuant to 31 U.S.C. ss. 3730, including those for attorneys' fees, expenses and costs; and

            (2) the United States and the Released Entities from any claims arising from or relating to the filing of the Civil Action, or, pursuant to 31 U.S.C. ss. 3730(d)(1), for a share of the proceeds of the settlement under this Agreement.

         6. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of



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this Agreement as to any entity or person (including the Released Entities) are any and all of the following:

            (1) Any civil, criminal or administrative claims arising under Title 26, United States Code (Internal Revenue Code);

            (2) Any criminal liability;

            (3) Except as explicitly stated in this Agreement, any administrative liability, including mandatory or permissive exclusion from Federal health care programs, pursuant to 42 U.S.C. ss.ss. 1320a-7(a), 1320a-7(b);

            (4) Any liability by the Released Entities to the United States
(or its agencies) for any conduct other than the Covered Conduct, including but not limited to any liability for any conduct that occurred after 1998;

            (5) Any claims based upon such obligations as are created by this Agreement;

            (6) Any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services, provided by the Released Entities;

            (7) Any claims against any individuals, including officers and employees of the Released Entities;


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            (8) Any civil or administrative liability by the Released Entities to any State relating to the State share of funds paid to the Released Entities by the Medicaid program;

         7. The United States has obtained sworn statements from the AHOM Companies regarding their current financial status as well as statements publicly filed by the AHOM Companies with the Securities and Exchange Commission (collectively, the Financial Statements). The United States has relied on the accuracy and completeness of the Financial Statements in reaching this Agreement. The AHOM Companies and their subsidiaries warrant that each of the Financial Statements (including the related notes) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the AHOM Companies and their subsidiaries as of the respective dates for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved except as noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments that have not been and are not expected to be material in amount. As such, the AHOM Companies and their subsidiaries, further warrant that they do


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not own or have an interest in any assets which are not accounted for by the
Financial Statements.

         a. The AHOM Companies represent that the Financial Statements did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         b. In the event that the United States learns that the Financial Statements contained an untrue statement of a material fact or omitted to state a material fact required to make the statement not misleading with respect to the existence of asset(s) in which the AHOM Companies and/or their subsidiaries had an interest at the time of this Agreement, and in the event such nondisclosure or misrepresentation changes the estimated net worth of the AHOM Companies set forth on the Financial Statements by one million dollars ($1,000,000.00) or more, the United States may at its option: (1) rescind this Agreement and file suit upon the underlying claims described in Paragraphs II.
C. and D. (or reinstate the Civil Action, with relator retaining all rights and interests under 31 U.S.C. ss. 3730); or (2) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the previously undisclosed net worth of the AHOM Companies. The only defense


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that the AHOM Companies may raise in a civil action to enforce this Paragraph is the defense that the value of any assets that were not disclosed, and/or the extent to which the net worth of the AHOM Companies were understated, in the Financial Statements was less than one million dollars ($1,000,000.00). Otherwise, the AHOM Companies agree not to contest any collection action undertaken by the United States pursuant to this provision.

         8. The AHOM Companies waive and will not assert any defenses that they may have to any criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Settlement bars a remedy sought in such criminal prosecution or administrative action. The AHOM Companies agree that this settlement is not punitive in purpose or effect. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

         9. The AHOM Companies fully and finally release the United States, its agencies, employees, servants, and agents from any



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claims (including attorneys fees, costs, and expenses of every kind and however denominated) which the AHOM Companies have asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States' investigation and prosecution thereof.

         10. In the event that on the date that this Settlement Agreement becomes effective any Medicare or TRICARE carrier, intermediary and/or contractor or any State payer is withholding payment to the AHOM Companies, or any other entity included within the Released Entities, related to the Covered Conduct, the Settlement Amount that the AHOM Companies must pay pursuant to Paragraph 1 of this Agreement will not be decreased as a result of the denial of any such claims for payment; and the AHOM Companies agree not to resubmit to any Medicare carrier or intermediary, TMA or any State payer any previously denied claims related to the Covered Conduct, and agree not to appeal any such denials of claims.

         11. The AHOM Companies agree that all costs (as defined in the Federal Acquisition Regulations ("FAR") ss. 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395-1395ddd (1997) and 1396-1396v (1997),
and the regulations promulgated thereunder) incurred by or on behalf of the AHOM



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Companies, or any of the other Released Entities, in connection with: (1) the matters covered by this Agreement, (2) the Government's audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement, (3) the AHOM Companies' investigation, defense, and corrective actions undertaken in response to the Government's audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees), (4) the negotiation of this Agreement, and (5) the payments made pursuant to this Agreement, are unallowable costs on Government contracts and under the Medicare program, Medicaid program, TRICARE/CHAMPUS program, Veterans Affairs program (VA) and Federal Employee Health Benefits Program (FEHBP) (hereafter, unallowable costs). These unallowable costs will be separately estimated and accounted for by the AHOM Companies, and the AHOM Companies will not charge such unallowable costs directly or indirectly to any contracts with the United States or any state Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement or payment request submitted by the AHOM Companies or any of their subsidiaries, successors or assigns to the Medicare, Medicaid, TRICARE/CHAMPUS, VA or FEHBP programs.



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         The AHOM Companies further agree that within sixty (60) days of the effective date of this Agreement, they will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers and/or contractors, and Medicaid, VA and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by the AHOM Companies, or any other Released Entities, and will request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. The AHOM Companies agree that the United States will be entitled to recoup from the AHOM Companies any overpayment as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by the AHOM Companies or any of their successors, assigns or subsidiaries,



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on the effect of inclusion of unallowable costs (as defined in this Paragraph)
on the AHOM Companies', or any other Released Entities' cost reports, cost statements or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this Paragraph.

         12. This Agreement is intended to be for the sole benefit of the Parties and other individuals and entities whose liability is released pursuant to Paragraphs 3-5 above, and by this instrument the Parties do not release any claims against any other person or entity.

         13. The AHOM Companies agree that they will not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents or sponsors. The AHOM Companies waive any causes of action against these beneficiaries or their parents or sponsors based upon the claims for payment covered by this Agreement.

         14. The Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (i) have intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to the AHOM Companies, within the meaning of 11 U.S.C. ss. 547(c)(1), and (ii) have concluded that these mutual promises,



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covenants and obligations do, in fact, constitute such a contemporaneous exchange.

         15. In the event that any of the AHOM Companies or their subsidiaries (the Bankruptcy Debtor) commences, or a third party commences, within 91 days of any payment under this Agreement, any case, proceeding or other action (i) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of the Bankruptcy Debtor's debts, or seeking to adjudicate the Bankruptcy Debtor as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for the Bankruptcy Debtor or for all or any substantial part of the Bankruptcy Debtor's assets, and in the event that any such action that is commenced by a third party is not dismissed within 60 days of its commencement, the AHOM Companies agree as follows:

         a. The AHOM Companies will not plead, argue or otherwise take the position in any such case, proceeding or action that (i) any payment under this Agreement may be avoided under 11 U.S.C. ss. 547; (ii) with respect to any obligations pursuant to this Agreement or other claims by the United States, the Bankruptcy Debtor was insolvent at the time this Agreement was entered into




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or became insolvent as a result of the payments made to the United States and/or relator hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to the AHOM Companies.

         b. In the event that any case, proceeding, or other action described in the first clause of Paragraph 15 is commenced and the AHOM Companies do not, or are unable to, honor the payment obligations hereunder, (i) the United States may assert in any such case, proceeding or other action the full alleged amount of its claim against the Bankruptcy Debtor under the False Claims Act and other federal statutes and/or common law doctrines, and said amount shall not in any way be limited to the Settlement Amount set forth in Paragraph 1 or any amount set forth in Paragraph 15, and (ii) the AHOM Companies agree that the United States shall hold a valid, allowed, liquidated, non-contingent, undisputed claim against the Bankruptcy Debtor for at least $20 million less payments received pursuant to this Agreement, in any case, proceeding, or other action described in the first clause of Paragraph 15, though to the extent consistent with Subparagraph 15.b.(i) above, this provision does not deprive the AHOM Companies of the right to contest any amount of the United States' claims in excess of $20 million;


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         c. If and to the extent that the Bankruptcy Debtor's obligations hereunder are avoided for any reason, including, but not limited to, through the exercise of any avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against the Bankruptcy Debtor for the claims that would otherwise be covered by the releases provided in Paragraphs 3-4, above, with the relator retaining all rights and interests under 31 U.S.C. ss. 3730.

         d. If the United States chooses to rescind the releases in accordance with Paragraph 15.c., the AHOM Companies agree that (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude any of the AHOM Companies from participation in Medicare, Medicaid or other federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. ss. 362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph 15, and that the AHOM Companies will not plead, argue or otherwise contend that the United States' claims, actions or proceedings are subject to an automatic stay; (ii) the AHOM Companies will not seek relief under 11 U.S.C. ss. 105 to enjoin




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

or restrain the United States from pursuing such claims, actions or proceedings; and (iii) the AHOM Companies will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the United States within 90 calendar days of written notification to the AHOM Companies that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the date that the Civil Action was filed.

         e. The AHOM Companies further agree that the express waivers and agreements set forth in Paragraphs 14 and 15 are in consideration for the final settlement of the United States' claims against it in the Civil Action as described herein. Any payments made by the Bankruptcy Debtor (described above) to and received by the United States will be credited toward the liability of any of the other AHOM Companies. If, prior to, or during the pendency of any case, proceeding, or other action described in Paragraphs 14 and 15, the Settlement Amount is paid to the United States in full, the United States will not claim additional monies in connection with this Agreement.

         16. Unless otherwise agreed to in writing between or among any of the Parties, each party to this Agreement will bear its


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

own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

         17. The AHOM Companies and the relator represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever. Pursuant to 31 U.S.C. ss. 3730(c)(2)(B), the relator asserts that the settlement of the allegations to the Complaint in the Civil Action is fair, adequate and reasonable under all the circumstances.

         18. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Western District of Kentucky, where the Civil Action was filed.

         19. Promptly after this Agreement is executed, the Parties will notify the Court in the Civil Action, simultaneously, that (a) the United States is intervening in the Civil Action, (b) notwithstanding such intervention, the Parties have reached a settlement, and pursuant to this settlement all Parties have stipulated that:

             (i) the Civil Action be dismissed with prejudice and with no additional costs as to the relator, and



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

             (ii) the Civil Action be dismissed with prejudice and with no additional costs as to the United States and consistent with the terms of this Agreement, except that the Civil Action shall be dismissed without prejudice to the United States with respect to the allegations in the Civil Action that the AHOM Companies billed Federal health care programs for separate medications in circumstances where the medications were required by Federal regulations and guidelines to be billed as a single, combined drug.

         20. After the First Payment has been made by the AHOM Companies pursuant to Paragraph 1 and the Court has dismissed the Civil Action, the AHOM Companies and their attorneys, and their successors, assigns and subsidiaries, will release and will be deemed to have released and forever discharged the relator and his counsel from any claims or counterclaims arising from their prosecution of the Civil Action; provided, however, that nothing in this
Paragraph:

         (a) prohibits the United States or the AHOM Companies from taking action to enforce the terms or provisions of this Agreement.

         (b) resolves or in any manner affects any claims the United States has or may have against the relator arising




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

         under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.


         21. This Agreement constitutes the complete agreement between the Parties that involves the United States or any of its agencies. This Agreement may not be amended except by written consent of the Parties. A separate agreement has been entered into between Kenneth Hollis and the AHOM Companies that resolves Mr. Hollis's claims for attorneys fees, expenses and costs pertaining to the subject of this Agreement. The United States is not a party to that separate agreement. Notwithstanding any other language in this Agreement, all parties specifically agree that any claims that the relator or his attorneys have or may have against the Released Entities for attorneys fees or for retaliation under 31 U.S.C. ss.3730(h), KRS 205.8465(3), or the common law, are reserved and not affected in any way by this Agreement.

         22. The undersigned individuals signing this Agreement on behalf of the AHOM Companies and the relator represent and warrant that they are authorized by those parties to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.



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

         23. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

         24. This Agreement is effective on the date of signature of the last signatory to the Agreement.


                          THE UNITED STATES OF AMERICA

/s/ Daniel A. Spiro                                           Dated: _________
-------------------
DANIEL A. SPIRO
Trial Attorney
Commercial Litigation Branch
Civil Division
U. S. Department of Justice









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/s/ William F. Campbell                              Dated: _________
-----------------------
WILLIAM F. CAMPBELL
Assistant United States
         Attorney
Western District of
         Kentucky



/s/ Lewis Morris                                     Dated: _________
----------------
LEWIS MORRIS
Assistant Inspector General
         for Legal Affairs
Office of Counsel to the
         Inspector General
Office of Inspector General
U.S. Department of Health and
         Human Services



/s/ Robert L. Shepherd                      Dated: _________
----------------------
ROBERT L. SHEPHERD
Deputy General Counsel
TRICARE  Management Activity
U.S. Department of Defense



                          THE RELATOR -- KENNETH HOLLIS



/s/ Charles E. Ricketts, Jr.                         Dated: _________
----------------------------
CHARLES E. RICKETTS, JR.
WM.  CLIFTON TRAVIS
Ricketts & Travis



/s/ Kenneth E. Hollis                                Dated: _________
---------------------
KENNETH E. HOLLIS



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




         AHOM, Inc. and AHOM Delaware



/s/ Martha P. Rogers                                          Dated: _________
--------------------
MARTHA P. ROGERS
Ober Kaler, Grimes &
         Shriver, P.C.
1401 H St., N.W.
Washington, D.C. 20005

Counsel for AHOM, Inc. and
         AHOM Delaware




/s/ Joseph Furlong                                            Dated: _________
JOSEPH FURLONG

Chief Executive Officer, AHOM,
         Inc. and AHOM Delaware





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